Certain information has been excluded from this agreement (indicated by “[***]”) because Upland Software, Inc. has determined that such information (i) is not material and (ii) constitutes personal information.

401 Congress Avenue
Suite 1850
Austin, TX 78701
833-UPLAND-1
February 21, 2026
Sean Nathaniel
[***]
Dear Sean,

We are very pleased to offer you the position of Chief Executive Officer with Upland Software, Inc. (the “Company”), working in our Austin office, starting on May 1, 2026 and reporting to the Board of Directors (the “Board”). If you accept our offer, your compensation and benefits will be as outlined in the attached Compensation Schedule. The offer letter and Compensation Schedule are referred to herein as the “Agreement.” We are very excited about you joining and look forward to a beneficial and productive relationship!

Part of your employment with the Company includes your reviewing and signing the Company’s Employee Proprietary Information Agreement (“EPIA”), which is attached to this Agreement. Few documents you sign at the Company will be as important as this one, which focuses on your obligations as an employee to (i) protect all confidential, proprietary, or trade secret information that you receive here or that you may have received from other employers, (ii) assign rights to any technology developed during your employment at the Company, (iii) refrain from competitive activities and (iv) preserve the goodwill of the Company, its employees and customers. The EPIA requires that you agree not to bring any third-party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information. Likewise, we also ask that, if you have not already done so, you disclose to the Company any agreements relating to your former employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.
The Company reserves the right to conduct background investigations and/or successful reference checks on all of its potential employees. Therefore, your job offer is contingent upon a clearance of such a background investigation and/or reference check. In addition, for purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

This offer will remain open for 24 hours from delivery. To accept the Company’s offer, please sign and date this Agreement in the space provided below and return it with your signed EPIA. Please note that we must receive your signed EPIA before your first day of employment. This Agreement, along with the EPIA and Compensation Schedule, set forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or

MF-367068666

pre-employment negotiations, whether written or oral. This Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Board and you.

By signing this Agreement (including electronically), I understand and agree that if the Company gives me an accidental overpayment, a loan or a wage advance and I have not repaid the accidental overpayment, loan or wage advance by the time I leave the Company, I understand and agree that the balance of such overpayments, loans or advances will be deducted from my final paycheck and/or final payment that I am entitled to receive, to the fullest extent permitted by law. I also agree that the cost of replacing or repairing any Company supplies, materials equipment, or other property that I damage or fail to return may be deducted from my paycheck, including my final paycheck and/or final payment that I am entitled to receive, as permitted by law. I also agree to reimburse the Company for any personal charges made to corporate credit cards, and if I do not reimburse the Company, I authorize the Company to deduct such amounts for personal charges to corporate credit cards from my paycheck, including my final paycheck and/or final payment that I am entitled to receive, unless otherwise prohibited by law.

We look forward to your favorable reply and to working with you at Upland Software, Inc.

Kindest Regards,

/s/ David May
David May
Lead Independent Director

Agreed to and accepted:

Signature:    /s/ Sean Nathaniel
Printed Name: Sean Nathaniel

Date:    February 22, 2026

Enclosures: Employee Proprietary Information Agreement

Compensation Schedule
1.Salary: Your gross annual base salary will be $600,000.00 per year (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). While employed by the Company, your compensation shall be reviewed by the Board from time to time and at least once every twelve (12) months. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

2.Bonus: During your employment, you will be eligible to receive an annual bonus of up to $400,000 (prorated for your time in service to the Company for FY2026), less applicable withholdings, upon achievement of performance objectives to be determined by the Board or the Compensation Committee of the Board in its sole discretion, which shall be based upon, among other things, achievement of revenue, acquisition and EBITDA targets. Any annual bonus will be earned only if the Company achieves the annual performance objectives during the designated time period, you are continuously employed by the Company through and including the last day of the bonus year, and you are not terminated for Cause before the date the annual bonus is paid. The Company shall pay such annual bonus at the same time as bonuses are normally paid to senior management, unless the Board approves an exception for payment of a particular bonus on a case by case basis, but in any event, any earned annual bonus shall be paid no later than two (2) months and fifteen (15) days after the end of the Company’s taxable year in which such annual bonus was earned.

3.Equity Awards: As a material inducement to your acceptance of this employment offer, subject to approval by the Board or the Compensation Committee of the Board, you will be granted (i) Restricted Stock Units (“RSUs”) relating to 500,000 of the Company’s common shares, which, subject to your continued service with the Company (except as provided in Section 4(b) below), will vest with respect to 1/12th of the full RSU award on each quarterly anniversary of the grant date, with any fractional RSUs rolling over into the next quarter and with the final quarterly tranche vesting on the day prior to the 3rd anniversary of the grant date, and (ii) Performance-Based Restricted Stock Units (“PRSUs”), which, subject to your continued service with the Company and achievement of applicable performance goals (in each case, except as provided in Section 4(b) below), will vest with respect to 133,333 PRSUs upon achievement of “target” performance and 500,000 PRSUs upon achievement of “maximum” performance. The Performance metrics and goals applicable to the PRSUs will be determined by the Board or the Compensation Committee and reflected in your PRSU award agreement; provided, that, upon a Change in Control (as that term is defined in the Company’s 2024 Omnibus Incentive Plan (the “Plan”)), if the Change in Control occurs (a) on or before the first anniversary of the grant date, all then unvested PSUs will vest immediately prior to the Change in Control at the maximum level, and (b) after the first anniversary of the grant date, all then unvested PSUs will vest immediately prior to the Change in Control based on the actual level of achievement against the performance goals measured through the Change in Control (based on the per-share consideration payable in the Change in Control, to the extent the performance goals relate to stock price) rather than being measured through the last day of the performance period. The RSUs and PRSUs are granted as inducement awards under NASDAQ Listing Rule 5635(c)(4). Accordingly, they will be granted outside of the Plan, and the RSUs and PRSUs shall not count against the share reserve under the Plan and the awards will not be covered by the Plan’s Form S-8 Registration Statement. However, the Award will be governed in all respects as if issued under the Plan. The RSUs and PRSUs shall be governed in all respects by the terms of the Plan, and RSU and PRSU award agreements between you and the Company, with the form of such award agreements being materially consistent with the forms of award agreements most recently used by the Company for executive equity awards, subject to any modifications needed to reflect the vesting terms described above. You will be eligible for future annual grants of additional equity awards pursuant to the process applicable to other members of the executive leadership team, with the terms of any such grants to be determined in the sole discretion of the Board or the Compensation Committee of the Board. Additionally, we expect that you would be recommended to the Compensation Committee of the Board of Directors to receive an additional 500,000 RSUs for each of FY 2027 and 2028.

4.Severance:

(a)For Cause Termination by the Company; Voluntary Termination without Good Reason by You. The Company may terminate your employment for Cause immediately by giving you written notice. You can terminate your employment at any time without Good Reason by giving the Company 60 days’ advance written notice. If the Company terminates your employment for Cause or if you terminate your employment without Good Reason, then you will: (i) receive the earned but unpaid Base Salary and, other than upon a termination for Cause, any annual bonus relating to the year preceding the year of termination that was earned, but, as of the termination date, had not yet been paid; (ii) any accrued but unpaid vacation pay for the fiscal year during which the termination occurs and unreimbursed expense reimbursement (4(a)(i)-(ii) are the “Accrued Obligations”); and (iii) not receive any other compensation or benefits from the Company except as may be required by law or in accordance with established Company plans and policies; provided, however, nothing herein shall be deemed to alter or affect your vested rights in any pension, 401(k) or other benefit plan with the Company, if any. You will be paid all of the Accrued Obligations on the Company’s first payroll date after your date of termination from employment or earlier if required by applicable law.

(b)Termination Without Cause by the Company; Termination For Good Reason by You. The Company can terminate your employment without Cause at any time by giving you written notice. You may resign your employment for Good Reason by following the procedures in the Good Reason definition below. If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, then, subject to your compliance with all requirements in Section 4(d), (i) you shall be entitled to receive severance in the form of continuation of your Base Salary in effect on the effective date of termination for a period of twelve (12) months after the date of such termination to be paid periodically, following the Release Effective Date, in accordance with the Company’s normal payroll practices; (ii) (A) the portion of your then outstanding and unvested RSUs (and any other Company equity awards with vesting tied solely to continued service) that would have vested had you remained employed for twelve (12) months after the date of such termination shall vest as of the termination date (with any remaining portion forfeited) and (b) your PSUS (and any other Company equity awards with vesting tied to achievement of performance goals) shall remain outstanding and you will remain eligible to vest in a prorated portion of such awards, with such prorated portion equal to the product of (x) the number of PSUs (or other performance-based units) earned based on actual performance over the full performance period (or through the date of a Change in Control, if earlier), multiplied by (y) a fraction, the numerator of which is the number of days from and including the grant date through and including the date of termination and the denominator of which is the total number of days in the performance period (with any remaining portion forfeited); and (iii) if you timely elect continued coverage under COBRA for you or your covered dependents under the Company’s group health plans, the Company shall reimburse you for the employer-portion of the COBRA premiums, with the employer portion of such premiums being equal to the employer portion of the regular premiums the Company was paying for your (and your covered dependents, if applicable) health insurance coverage in effect for you (and your covered dependents, if applicable) on the termination date until the earliest of: (a) the twelve (12) month anniversary of the date of termination; (b) the date you commence new employment or self-employment that offers substantially equivalent health care coverage (and you agree to notify the Company of such other employment prior to the effective date thereof); or (c) the date you cease to be eligible for COBRA continuation coverage for any reason. Notwithstanding the foregoing, upon your material breach of this Agreement or the EPIA, the Company shall no longer be obligated to pay any amounts set forth in clauses 4(b)(i)-(iii), and you shall not be entitled to receive any further monthly installments of the severance payments set forth in clauses 4(b)(i)-(iii).

(c)Death or Disability. Upon termination of your employment for either death or Disability, you or your estate, as the case may be, shall be entitled to receive the Accrued Obligations, but you and your estate will not be eligible for any of the payments set forth in clauses 4(b)(i)-(iii). Further, subject to your compliance with all requirements in Section 4(d), any equity grants which are unvested at the time of the termination of the your employment due to death or Disability shall automatically accelerate and become fully vested effective upon the date of such termination (with performance-based equity awards vesting at the target level). Upon termination of your employment due to death or Disability pursuant to this Section 4(c), you or your estate, as the case may be, shall have no further rights to any compensation or any other benefits under this Agreement except as explicitly provided herein. All other benefits, if any, due after your termination for death or Disability shall be determined in accordance with established Company plans and practices.

(d)Requirements for Severance. You (and your estate as the case may be) shall receive the payments in Section 4(b)(i)-(iii) and acceleration of any equity for death or disability of this Agreement only if: (i) following the date of your termination of employment from the Company, you have signed and delivered to the Company a separation agreement containing a standard release of claims, in the form presented by and acceptable to the Board, which cannot be revoked in whole or part by such date (the date that the release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if you hold any other positions with the Company or any affiliate, including a position on the Board, you resign such position(s) to be effective no later than the date of your termination date (or such other date as requested by the Board); (iii) you return all Company property; (iv) you comply with your post-termination obligations under this Agreement and the EPIA; and (v) you comply with the terms of the separation agreement.

5.Definitions: For purposes of this Agreement, the following terms shall have the meaning ascribed to each such term:

(a)Cause. “Cause” means (i) your willful failure to perform the duties and obligations of your position with the Company; (ii) any material act of personal dishonesty, fraud or misrepresentation taken by you which was intended to result in substantial gain or personal enrichment of you at the expense of the Company; (iii) your violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (iv) your conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as you did not know of the felony and did not willfully violate the law); (v) your material breach of the terms of this Agreement or the EPIA; or (vi) your material violation of any written Company policy applicable to senior executives, including without limitation policies relating to harassment, discrimination, workplace conduct, ethics or compliance. The Board may place you on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate your employment for Cause.

(b)Disability. “Disability” means your inability to perform your duties due to your physical or mental incapacity, as reasonably determined by the Board or its designee, for an aggregate of 180 days (whether consecutive or not) in any 365 consecutive day period.

(c)Good Reason. “Good Reason” means, (i) without your consent, a material reduction of your duties or responsibilities relative to your duties or responsibilities as in effect immediately prior to such reduction; provided, however, any reduction in your duties or responsibilities resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief executive officer becomes the chief executive officer of a subsidiary of the acquiring corporation following a change of control but is not the chief executive officer of the acquiring corporation) shall not constitute Good Reason; (ii) without your written consent, a material reduction in your Base Salary as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without your consent, a material reduction by the Company in the kind or level of employee benefits to which you were entitled immediately prior to such reduction, with the result that your overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company; or (iv) without your consent, your relocation to a facility or a location more than twenty-five (25) miles from your present working location (currently Austin, Texas). Good Reason shall not exist unless you provide: (i) notice to the Company within ninety (90) days of the initial existence of the condition triggering Good Reason and (ii) the Company the opportunity of at least thirty (30) days to cure such condition.

6.Tax Code Compliance:

(a)Section 409A. The Company intends that all payments made under this Agreement comply with, or are exempt from, the requirements of Section 409Aof the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A and the severance benefits payable under this Agreement, when considered together With any other severance payments or separation benefits, are considered nonqualified deferred compensation under Section 409A (together, the “Deferred Payments”), payment of such Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. Notwithstanding any provision to the contrary in this Agreement, with respect to any amounts under this Agreement that are determined to be deferred compensation for purposes of Section 409A and payable as a result of your termination of employment, you shall not be deemed to have terminated employment unless and until you have experienced a “separation from service” (as that term is used in Section 409A).  Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i) and payments of continued salary pursuant to Section 4(b) are intended to constitute a series of separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).  Any reimbursements or in-kind benefits provided to or for your benefit that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv).  Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.

(b)280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6(b), would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits will be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 6(b) will be made in writing by the Company’s independent public accountants immediately prior to a change of control transaction (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 6(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6(b). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(b). In the event the Accountants determine that this Section 6(b) requires a reduction in your severance or other benefits, the reduction will occur in the following order: reduction of cash payments; reduction of employee benefits; cancellation of accelerated vesting of equity awards; cancellation of equity awards that are considered to be contingent upon the change of control transaction. If you fail to make an appropriate reduction election within the reasonable time period determined by the Board, in its sole discretion, the order of reduction shall be determined by the Board.

7.Notices: All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with delivery confirmation, or (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective three business days following mailing) to you at the address set forth on the first page hereof or to the Company at the Company’s then-current principal executive office. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Agreement if sent with return receipt requested to the electronic mail address specified by the receiving party. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within five (5) days after receipt of the written request for Nonelectronic Notice. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.

8.Benefits: The Company offers employees and their eligible dependents a comprehensive benefits package, including medical, dental, life and disability insurance. In addition, you will have the opportunity to participate in a 401(k) savings plan. Benefits are all effective on your first day of employment with the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

9.Holidays Open Time off and Holidays: The Company provides Open Time Off and observes ten (10) paid holidays per year. Open Time Off would include flexibility for time off for any potential family leave, to be coordinated with your manager at the time of the leave.

10.Position and Duties: You will serve as Chief Executive Officer of the Company. During your employment, you will render such business and professional services in the performance of your duties as are customarily associated with your positions within the Company and you agree to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to you by the Board of Directors (the “Board”). You will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. During your employment, you shall not engage in any other employment, occupation or consulting activity with remuneration without the prior written consent of the Board. Additionally, it is our expectation that you will be added to the Board as a Director on or after January 1, 2027, once Tim Mattox qualifies as an independent director, which allows the Company to comply with Nasdaq requirements regarding director independence.

11.At-Will Employment: You and the Company agree and acknowledge your employment with the Company constitutes “at-will” employment. You and the Company further agree and acknowledge that this employment relationship may be terminated at any time, with or without Cause or Good Reason, at the option of either you or the Company. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.